Exhibit 99.1

Ultratech Announces First Quarter 2015 Results

SAN JOSE, Calif.--(BUSINESS WIRE)--April 23, 2015--Ultratech, Inc. (Nasdaq: UTEK) a leading supplier of lithography, laser-processing and inspection systems used to manufacture semiconductor devices and high-brightness LEDs (HB-LEDs), today announced unaudited results for the three-month period ended April 4, 2015.

For the first quarter of fiscal 2015, Ultratech reported net sales of $41.9 million as compared to $31.6 million during the first quarter of fiscal 2014. Ultratech's net loss for the first quarter of 2015 was $1.7 million, or $(0.06) per share, as compared to net loss of $7.0 million, or $(0.25) per share, for the same quarter last year.

Arthur W. Zafiropoulo, Chairman and Chief Executive Officer, stated, “Our first quarter 2015 results were better than expected, driven primarily by sales of our advanced packaging tools. We believe that our customers depend on Ultratech’s innovative technology and world-class customer service in order to meet their production objectives. We remain confident in our ability to deliver growth going forward.”

At April 4, 2015, Ultratech had $272.0 million in cash, cash equivalents and short-term investments. Working capital was $337.4 million and stockholders' equity was $13.27 per share based on 27,601,912 total shares outstanding as of April 4, 2015.

Conference Call Information

The conference call will be broadcast live over the Internet beginning at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time today. To listen to the call, dial 888/378-0320 (toll free) or 719/457-2727 (international) 10 minutes prior to the start time. The passcode is 8889162. A live webcast will also be available on the Investor Relations section of Ultratech’s website at http://ir.ultratech.com. A replay of the call will be available at the same location or by dialing 888/203-1112 and entering access code 8889162.

Safe Harbor

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by words such as “anticipates,” “expects,” “may,” “remains,” “thinks,” “intends,” “believes,” “estimates,” and similar expressions and include management's current expectation of its longer term prospects for success. These forward-looking statements are based on our current expectations, estimates, assumptions and projections about our business and industry, and the markets and customers we serve, and they are subject to numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Such risks and uncertainties include the timing and possible delays, deferrals and cancellations of orders by customers; quarterly revenue fluctuations; industry and sector cyclicality, instability and unpredictability; market demand for consumer devices utilizing semiconductors produced by our clients; our ability to manage costs; new product introductions, market acceptance of new products and enhanced versions of our existing products; reliability and technical acceptance of our products; our lengthy sales cycles, and the timing of system installations and acceptances; lengthy and costly development cycles for laser-processing and lithography technologies and applications; competition and consolidation in the markets we serve; improvements, including in cost and technical features, of competitors' products; rapid technological change; pricing pressures and product discounts; our ability to collect receivables; customer and product concentration and lack of product revenue diversification; inventory obsolescence; general economic, financial market and political conditions and other factors outside of our control; domestic and international tax policies; acquisitions, cybersecurity threats in the United States and globally that could impact our industry, customers, and technologies; and other factors described in our SEC reports including our Annual Report on Form 10-K filed for the year ended December 31, 2014. Due to these and other factors, the statements, historical results and percentage relationships set forth herein are not necessarily indicative of the results of operations for any future period. We undertake no obligation to revise or update any forward-looking statements to reflect any event or circumstance that may arise after the date of this release.

About Ultratech: Ultratech, Inc. (Nasdaq: UTEK) designs, builds and markets manufacturing systems for the global technology industry. Founded in 1979, Ultratech serves three core markets: front-end semiconductor, back-end semiconductor, and nanotechnology. The company is the leading supplier of lithography products for bump packaging of integrated circuits and high-brightness LEDs. Ultratech is also the market leader and pioneer of laser spike anneal technology for the production of advanced semiconductor devices. In addition the company offers solutions leveraging its proprietary coherent gradient sensing (CGS) technology to the semiconductor wafer inspection market, and provides atomic layer deposition (ALD) tools to leading research organizations, including academic and industrial institutions. Visit Ultratech online at: www.ultratech.com.

(UTEK-F)

ULTRATECH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended
	April 4,	Mar 29,
(In thousands, except per share amounts)	2015	2014
Total net sales*	$41,886	$31,609
Cost of sales:
Cost of products sold	19,605	15,448
Cost of services	3,249	3,169
Total cost of sales	22,854	18,617
Gross profit	19,032	12,992
Operating expenses:
Research, development and engineering	8,424	8,214
Selling, general, and administrative	12,043	11,966
Operating loss	(1,435)	(7,188)
Interest expense	(31)	(2)
Interest and other (expense) income, net	139	317

Loss before income taxes	(1,327)	(6,873)
Provision for income taxes	360	98

Net loss	$(1,687)	$(6,971)
Earnings per share - basic:
Net loss	$(0.06)	$(0.25)
Number of shares used in per share calculations - basic	27,733	28,222
Earnings per share - diluted:
Net loss	$(0.06)	$(0.25)
Number of shares used in per share calculations - diluted	27,733	28,222

* Systems sales	$32,189	$22,704
Parts sales	5,832	4,862
Service sales	3,765	3,943
License sales	100	100
Total sales	$41,886	$31,609

ULTRATECH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	April 4,	December 31,
(In thousands )	2015	2014*
ASSETS	(Unaudited)

Current assets:
Cash, cash equivalents and short-term investments	$272,039	$269,730
Accounts receivable	42,065	44,217
Inventories, net	56,449	51,859
Prepaid expenses and other current assets	5,625	5,774
Total current assets	376,178	371,580

Equipment and leasehold improvements, net	20,434	20,926
Intangibles assets, net	13,567	13,995
Other assets	9,587	11,017

Total assets	$419,766	$417,518

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Notes payable	$5,120	$5,120
Accounts payable	13,593	12,086
Deferred product and service income	8,232	8,638
Other current liabilities	11,794	11,302
Total current liabilities	38,739	37,146

Other liabilities	14,707	15,252

Stockholders' equity	366,320	365,120

Total liabilities and stockholders' equity	$419,766	$417,518

* The balance sheet as of December 31, 2014 has been derived from the audited financial statements as of that date.

CONTACT:
Company Contact:
Ultratech, Inc.
Bruce R. Wright, 408-321-8835
Senior Vice President and CFO
or
Investor Relations Contact:
The Blueshirt Group
Suzanne Schmidt, 415-217-4962
suzanne@blueshirtgroup.com
Melanie Solomon, 415-217-4964
melanie@blueshirtgroup.com